Exhibit 99.1

AgEagle Aerial Systems Provides Positive Update on Sensor Sales

From July to mid-August sensor and sensor-related sales total $833,610

WICHITA, Kan. – August 22, 2024 – (Globe Newswire) – AgEagle Aerial Systems Inc. (NYSE American: UAVS) (“AgEagle” or the “Company”), an industry-leading provider of full stack flight hardware, sensors and software for commercial and government use, announces the Company has sold $833,610 of sensors and sensor-related accessories through its vast network of Value Added Resellers (“VAR”) from July 1, 2024 to Aug 15, 2024. The Company closed sales of 87 sensors, including RedEdge-P, Altum-PT and RedEdge-P dual sensors and a variety of accessories.

Bill Irby, AgEagle President, stated, “We are grateful for the accretive growth achieved through our trusted VAR network as the Company achieves another notable sales milestone. Our best-in-class multispectral, panchromatic and thermal sensors are now integrated in over 150 different drones worldwide and distributed in over 70 countries. As our sensor products continue to fulfill the diverse needs of our commercial and government customers, we look forward to pursuing growth across our entire product line to best position the company for long-term shareholder value.”

Altum-PT™ - Optimized 3-in-1 solution for advanced remote sensing and agricultural research. Seamlessly integrates a 12 MP high-resolution panchromatic sensor, a thermal sensor, and five discrete spectral bands. NDAA compliant.

RedEdge-P™ - High-resolution multispectral and RGB sensor features a high-resolution panchromatic band for pan-sharpened output resolutions of 2 cm / 0.8 in at 60 m / 200 ft. Its five narrow multispectral bands with scientific-grade filters make it the perfect camera for calculating multiple vegetation indices and composites.

RedEdge-P dual™ - Features 10 spectral bands for enhanced data comparison with satellites. High-resolution multispectral and RGB composite drone sensor for plants classification, weeds identification, environmental research and conservation, and vegetation analysis of water bodies.

About AgEagle Aerial Systems Inc.

Through its three centers of excellence, AgEagle is actively engaged in designing and delivering best-in-class flight hardware, sensors and software that solve important problems for its customers. Founded in 2010, AgEagle was originally formed to pioneer proprietary, professional-grade, fixed-winged drones and aerial imagery-based data collection and analytics solutions for the agriculture industry. Today, AgEagle is a leading provider of full stack drone solutions for customers worldwide in the energy, construction, agriculture, and government verticals. For additional information, please visit our website at www.ageagle.com.

Forward-Looking Statements

This press release may contain “forward-looking statements” within the meaning of Section 27A of the Securities Act of 1933 and Section 21E of the Securities Exchange Act of 1934. Such statements involve risks and uncertainties that could negatively affect our business, operating results, financial condition, and stock price. Factors that could cause actual results to differ materially from management’s current expectations include those risks and uncertainties relating to our competitive position, our ability to fulfill all orders, the timing of completion of orders, the industry environment, potential growth opportunities, and the effects of regulation and events outside of our control, such as natural disasters, wars, or health epidemics. We expressly disclaim any obligation or undertaking to release publicly any updates or revisions to any forward-looking statements contained herein to reflect any change in our expectations or any changes in events, conditions, or circumstances on which any such statement is based, except as required by law.

AgEagle Aerial Systems Contacts:

Investor Relations Email: UAVS@ageagle.com

Media Email: media@ageagle.com

Page 1 of 1